Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-123767) pertaining to The Davey Tree Expert Company 2004 Omnibus Stock Plan, and

(2)	Registration Statements (Form S-8 No. 333-172738 and Form S-8 No. 333-187205) pertaining to The Davey 401KSOP and ESOP;

(3)	Registration Statements (Form S-8 No. 333-196224) pertaining to The Davey Tree Expert Company 2014 Omnibus Stock Plan;

of our reports dated March 10, 2015, with respect to the consolidated financial statements of The Davey Tree Expert Company and the effectiveness of internal control over financial reporting of The Davey Tree Expert Company, included in this Annual Report (Form 10-K) of The Davey Tree Expert Company for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Akron, Ohio
March 10, 2015